Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Record Second Quarter 2018 Financial Results and Increases 2018 Guidance

- Q2 2018 Sales Revenue up 58.5% Over the Same Period in 2017 -

Goleta, California, August 7, 2018 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended June 30, 2018.

Second Quarter 2018 Highlights

•	Record total revenue of $97.2 million, up 51.6% over the same period in 2017
▪	Record sales revenue of $92.0 million, up 58.5% over the same period in 2017
▪	Rental revenue of $5.3 million, down 13.7% from the same period in 2017
•	Increase in planned hiring in Cleveland by year-end 2020 to 500 employees, approximately two-thirds of which are expected to be sales representatives, up from the original target of 240 employees
•	GAAP net income of $14.6 million, reflecting a 75.2% increase over the same period in 2017 and a 15.0% return on revenue
•	Adjusted EBITDA of $19.0 million, representing 32.2% growth over the same period in 2017 and a 19.5% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 54,700, an increase of 22,300, or 68.8%, over the same period in 2017

“The second quarter of 2018 was a notably strong quarter for us as we generated record revenue across all three sales channels, while also reporting record operating income,” said Chief Executive Officer, Scott Wilkinson. “We are continuing to execute on our strategy to hire additional sales representatives and invest in advertising activities to increase consumer awareness as we believe this is still our most effective means to drive high revenue growth and portable oxygen concentrator adoption.”

Second Quarter 2018 Financial Results

Total revenue for the three months ended June 30, 2018 rose 51.6% to $97.2 million from $64.1 million in the same period in 2017. Direct-to-consumer sales rose 74.3% over the same period in 2017, ahead of expectations, primarily due to increased sales representative headcount and additional consumer advertising. Domestic business-to-business sales also exceeded expectations and grew 55.7% over the same period in 2017, primarily driven by continued strong demand from the Company’s private label partner and traditional home medical equipment providers. International business-to-business sales in the second quarter of 2018 increased 39.1% over the comparative period in 2017, primarily due to continued adoption from our European partners and favorable currency rates. Sales in Europe represented 88.3% of international sales in the second quarter of 2018, up slightly from 87.6% in the second quarter of 2017. Rental revenue in the second quarter of 2018 was $5.3 million compared to $6.1 million in the second quarter of 2017, representing a decline of 13.7% from the same period in the prior year. The decrease in rental revenue was primarily due to a decline in net rental patients on service of 11.8% compared to the second quarter of 2017. Rental revenue accounted for 5.4% of total revenue in the second quarter of 2018, down from 9.5% of total revenue in the second quarter of 2017.

Total gross margin was 49.8% in the second quarter of 2018 versus 49.2% in the comparative period in 2017. The increase in total gross margin was primarily due to a continued shift towards sales revenue versus rental revenue. Sales gross margin was 51.1% in the second quarter of 2018 versus 51.8% in the second quarter of 2017. The sales gross margin percentage declined primarily due to lower average selling prices in both business-to-business channels due to increased volumes and in the direct-to-consumer channel due to a pricing trial and subsequent reduction of direct-to-consumer pricing nationwide. This was partially offset by increased mix towards direct-to-consumer sales and lower average cost of goods sold per unit. Rental gross margin was 27.6% in the second quarter of 2018 versus 25.0% in the second quarter of 2017. The increase in rental gross margin was primarily due to lower depreciation expense.

Total operating expense increased to $34.4 million, or 35.4% of revenue, in the second quarter of 2018 versus $23.1 million, or 36.0% of revenue, in the second quarter of 2017.

Operating expense included research and development expense of $1.8 million in the second quarter of 2018, which was up from $1.3 million in the comparative period in 2017, primarily due to increased personnel-related expenses. Sales and marketing expense increased to $23.0 million in the second quarter of 2018 versus $11.9 million in the comparative period in 2017, primarily due to personnel-related expenses as we continued to hire inside sales representatives at our Cleveland facility and increased advertising expenditures. General and administrative expense decreased to $9.7 million in the second quarter of 2018 versus $9.9 million in the comparative period in 2017, primarily due to decreased bad debt expense and patent litigation costs, partially offset by increased personnel-related expenses.

The Company reported an income tax benefit of $1.0 million in the second quarter of 2018, compared to an income tax expense of $0.8 million reported in the second quarter of 2017. The Company’s income tax benefit in the second quarter of 2018 included a $3.9 million decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to $2.5 million in the second quarter of 2017. Excluding the stock-based compensation benefit, the Company’s non-GAAP effective tax rate in the second quarter of 2018 was 21.2% versus 36.2% in the second quarter of 2017, primarily due to the impacts of the U.S. federal tax reform.

In the second quarter of 2018, the Company reported net income of $14.6 million, compared to net income of $8.3 million in the second quarter of 2017. Earnings per diluted common share was $0.65 in the second quarter of 2018 versus $0.38 in the second quarter of 2017, an increase of 71.1%.

Adjusted EBITDA for the three months ended June 30, 2018 rose 32.2% to $19.0 million, or 19.5% of revenue, from $14.4 million, or 22.4% of revenue, in the second quarter of 2017.

Cash, cash equivalents, and marketable securities were $208.4 million as of June 30, 2018 compared to $188.3 million as of March 31, 2018, an increase of $20.1 million in the second quarter of 2018.

Financial Outlook for 2018

Inogen is increasing its full year 2018 total revenue guidance range to $340 to $350 million, up from $310 to $320 million, representing growth of 36.3% to 40.3% versus 2017 full year results. The Company continues to expect direct-to-consumer sales to be its fastest growing channel, domestic business-to-business sales to have a significant growth rate, and international business-to-business sales to have a solid growth rate, where the 2018 strategy will continue to be heavily focused on the European markets. Inogen still expects rental revenue to be down approximately 10% in 2018 compared to 2017 as the Company continues to focus on sales.

Further, the Company is also increasing its full year 2018 GAAP net income and non-GAAP net income guidance range to $45 to $48 million, up from $38 to $41 million, representing growth of 114.3% to 128.5% compared to 2017 GAAP net income of $21.0 million and growth of 57.5% to 67.9% compared to 2017 non-GAAP net income of $28.6 million. The Company estimates that the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation will lead to a reduction in provision for income taxes of approximately $12 million in 2018, up from $8 million, based on forecasted stock activity, which would lower its effective tax rate as compared to the U.S. statutory rate.  The Company expects its effective tax rate including stock-based compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income, share price, and on the timing and size of stock option exercises. Excluding the estimated $12 million decrease in provision for income taxes expected in 2018, the Company still expects a non-GAAP effective tax rate of approximately 25%.

Inogen is also increasing its guidance range for full year 2018 Adjusted EBITDA to $65 to $69 million, up from $62 to $67 million, representing 27.9% to 35.7% growth compared to 2017 results.

Inogen also still expects net positive cash flow for 2018 with no additional capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning August 7, 2018 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on August 14, 2018. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10121605. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; hiring and marketing expectations; expectations for all revenue channels for full year 2018; the expected impact of the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation for full year 2018; and financial guidance for 2018, including revenue, GAAP net income, Adjusted EBITDA, non-GAAP net income, net cash flow, effective tax rates, and the need for additional capital. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; risks related to the recent data security incident, remediation measures, and potential claims; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2018 and June 30, 2017. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision (benefit) for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$166,344	$142,953
Marketable securities	42,068	30,991
Accounts receivable, net	37,472	31,444
Inventories, net	27,407	18,842
Deferred cost of revenue	381	361
Income tax receivable	2,655	1,313
Prepaid expenses and other current assets	6,667	2,584
Total current assets	282,994	228,488
Property and equipment, net	21,972	20,103
Goodwill	2,304	2,363
Intangible assets, net	4,093	4,717
Deferred tax asset - noncurrent	20,736	18,636
Other assets	537	765
Total assets	$332,636	$275,072
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$31,174	$20,626
Accrued payroll	9,108	6,877
Warranty reserve - current	3,223	2,505
Deferred revenue - current	3,383	3,533
Income tax payable	344	345
Total current liabilities	47,232	33,886
Warranty reserve - noncurrent	5,507	3,666
Deferred revenue - noncurrent	11,713	9,402
Deferred tax liability - noncurrent	340	348
Other noncurrent liabilities	938	729
Total liabilities	65,730	48,031
Stockholders' equity
Common stock	21	21
Additional paid-in capital	231,879	218,109
Retained earnings	34,007	8,639
Accumulated other comprehensive income	999	272
Total stockholders' equity	266,906	227,041
Total liabilities and stockholders' equity	$332,636	$275,072

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Sales revenue	$91,987	$58,038	$165,571	$104,004
Rental revenue	5,251	6,083	10,718	12,617
Total revenue	97,238	64,121	176,289	116,621
Cost of revenue
Cost of sales revenue	44,968	27,993	81,916	49,906
Cost of rental revenue, including depreciation of $1,966 and $2,522 for the three months ended and $4,131 and $5,211 for the six
months ended, respectively	3,800	4,561	8,176	9,404
Total cost of revenue	48,768	32,554	90,092	59,310
Gross profit	48,470	31,567	86,197	57,311
Operating expense
Research and development	1,775	1,260	3,191	2,569
Sales and marketing	22,999	11,945	41,037	22,474
General and administrative	9,675	9,865	19,248	18,200
Total operating expense	34,449	23,070	63,476	43,243
Income from operations	14,021	8,497	22,721	14,068
Other income (expense)
Interest income	673	146	1,216	247
Other income (expense)	(1,048)	523	(604)	730
Total other income (expense), net	(375)	669	612	977
Income before provision (benefit) for income taxes	13,646	9,166	23,333	15,045
Provision (benefit) for income taxes	(964)	828	(2,035)	775
Net income	$14,610	$8,338	$25,368	$14,270
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	76	197	184	197
Change in net unrealized gains (losses) on foreign currency hedging	723	(300)	474	(246)
Less: reclassification adjustment for net (gains) losses included in net income	(103)	49	69	(8)
Total net change in unrealized gains (losses) on foreign currency hedging	620	(251)	543	(254)
Change in net unrealized gains (losses) on available-for-sale investments	19	(6)	—	58
Total other comprehensive income (loss), net of tax	715	(60)	727	1
Comprehensive income	$15,325	$8,278	$26,095	$14,271

Basic net income per share attributable to common stockholders (1)	$0.69	$0.40	$1.20	$0.69
Diluted net income per share attributable to common stockholders (1)	$0.65	$0.38	$1.13	$0.66
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,172,170	20,622,320	21,099,566	20,556,293
Diluted common shares	22,503,749	21,848,359	22,409,011	21,731,592

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue by region and category
Business-to-business domestic sales	$32,943	$21,154	$60,959	$38,615
Business-to-business international sales	20,759	14,919	37,665	26,342
Direct-to-consumer domestic sales	38,285	21,965	66,947	39,047
Direct-to-consumer domestic rentals	5,251	6,083	10,718	12,617
Total revenue	$97,238	$64,121	$176,289	$116,621
Additional financial measures
Units sold	54,700	32,400	100,100	58,000
Net rental patients as of period-end	28,500	32,300	28,500	32,300

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP EBITDA and Adjusted EBITDA	2018	2017	2018	2017
Net income	$14,610	$8,338	$25,368	$14,270
Non-GAAP adjustments:
Interest income	(673)	(146)	(1,216)	(247)
Provision (benefit) for income taxes	(964)	828	(2,035)	775
Depreciation and amortization	2,816	3,117	5,809	6,321
EBITDA (non-GAAP)	15,789	12,137	27,926	21,119
Stock-based compensation	3,186	2,216	6,567	4,107
Adjusted EBITDA (non-GAAP)	$18,975	$14,353	$34,493	$25,226

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP net income	2018	2017	2018	2017
Net income	$14,610	$8,338	$25,368	$14,270
Non-GAAP adjustments:
2017 U.S. tax reform(1)	—	—	—	—
Non-GAAP net income	$14,610	$8,338	$25,368	$14,270

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP provision (benefit) for income taxes and effective tax rate	2018	2017	2018	2017
Income before provision (benefit) for income taxes	$13,646	$9,166	$23,333	$15,045
Provision (benefit) for income taxes	(964)	828	(2,035)	775
Effective tax rate	-7.1%	9.0%	-8.7%	5.2%

Provision (benefit) for income taxes	$(964)	$828	$(2,035)	$775
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	3,853	2,489	7,105	4,702
2017 U.S. tax reform (1)	—	—	—	—
Provision for income taxes (non-GAAP)	$2,889	$3,317	$5,070	$5,477

Income before provision for income taxes	$13,646	$9,166	$23,333	$15,045
Provision for income taxes (non-GAAP)	2,889	3,317	5,070	5,477
Effective tax rate (non-GAAP)	21.2%	36.2%	21.7%	36.4%

(1) On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted into law, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets. There were no related charges during the second quarter or the first six months of 2018.